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                    GENERAL AMERICAN INVESTORS COMPANY, INC.






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                           Employees' Retirement Plan*


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                       As Amended as of December 19, 1994





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*   Working copy including amendments through December 19, 1994.


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                           GENERAL AMERICAN INVESTORS
                                  COMPANY, INC.

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                           EMPLOYEES' RETIREMENT PLAN


SECTION I - Definitions

         For the purposes of this Plan, the following words and phrases shall have the following meanings:

         1. "Act" shall mean the Employee Retirement Income Security Act of
1974.

         2. "Actuarial Equivalent" shall mean any amount of approximate equivalent value when computed at a rate of six (6%) percent interest and the TPF&C Forecast Mortality Table with employee ages set back one year and contingent annuitant ages set back five years.

         3. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         4. "Company" shall mean General American Investors Company, Inc. and its subsidiary, General American Advisers, Inc.

         5. "Covered Compensation Level" shall mean with respect to the calendar year in which a Participant retires or otherwise terminates Service, the average of the taxable wage bases under Title II of the Social Security Act for the 35 calendar years ending with the year the Participant attains social security retirement age. In determining a


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Participant's Covered Compensation Level for any Plan Year prior to attaining social security retirement age, it is assumed that the taxable wage base at the beginning of the Plan Year will remain the same for all future years.

         6. "Credited Service" shall mean the Years of Service of a Participant recognized for the purpose of computing benefits under the terms of the Plan. Credited Service includes all Years of Service extending from his eligibility for Plan participation to the date of his Early, Normal, or Deferred Retirement Date, or vested termination of Service.

         7. "Disability" shall mean a physical or mental condition which, in the opinion of the Pension Committee based on medical evidence satisfactory to it, is believed to be permanent and renders the Participant unfit to perform the duties of an Employee. The Participant must also be eligible for and receiving benefits under the Federal Social Security Act.

         8. "Earnings" shall mean regular annual basic salary or wages received by an employee for Service with the Company and shall not include overtime, bonuses, commissions, pensions, retainer fees, fees under contracts or any other form of additional or special compensation. For the purpose of determining such an employee's Earnings during a period of authorized leave of absence, he shall be deemed to have received salary or wages in an amount equal to that which he was receiving immediately prior to the commencement of such leave. In no event shall Earnings for purposes of the Plan for any Plan Year beginning after December 31, 1993 exceed $150,000 as adjusted to reflect increases in the cost of living pursuant to Section 401(a)(17) of the Code.

         9. "Effective Date" shall mean January 1, 1956, the effective date of this Plan.

         10. "Employee" shall mean any person who is in the Service of the Company, and shall not include a Director as such.

         11. "Final Average Earnings" shall mean the average of an Employee's Earnings for the five consecutive years in which he had the highest Earnings during the last ten Years of Service.

         12. "Investment Manager" shall mean a person (A) who has the power to manage, acquire, or dispose of any asset of the Plan; (B) who is registered as an investment adviser under the Investment Advisers Act of 1940; and (C) has acknowledged in writing that he is a fiduciary with respect to the Plan. The Company may be appointed as the Investment Manager.

         13. "Married Participant" shall mean, for purposes of the "Joint and Survivor Annuity", a Participant who is married on the annuity starting date and who has been married throughout the one-year period preceding his death.

         14. "Participant" shall mean any employee who participates in the Plan as provided in Section II.

         15. "Pension Committee" shall mean the committee described in Section XII of the Plan.

         16. "Plan" shall mean this Employees' Retirement Plan.

         17. "Plan Year" shall mean the calendar year.

         18. "Retirement Date" shall mean a Participant's Normal, Early, Deferred or Disability Retirement Date, whichever is applicable to him under
Section III.

         19. "Service" shall mean all Years of Service. Each Employee will be credited with an hour of Service for each hour for which he is directly or indirectly paid or entitled to payment by the Company for the performance of duties; and each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Company. For purposes of crediting hours of Service for nonperformance of duties, such hours shall be credited in accordance with Department of Labor Regulation ss.2530.200(b) 2(b) and (c).
Each Employee will be credited with hours of Service at his normally scheduled work hours per day during (i) periods while on authorized leave of absence, which shall be granted without discrimination in favor of shareholders, officers or highly compensated participants, including military service, provided that no approved leave of absence other than for military service shall exceed two years for purposes of this Plan and the Employee returns to active employment with the Company within the time specified by then applicable laws and (ii) periods of disability for which disability payments under Section 223 of the Social Security Act are payable.

         20. "Spouse" shall mean any person who has been married to the Participant throughout the one-year period ending on the date of either a) the Participant's death, if such death occurs prior to the annuity starting date or
b) the annuity starting date.

         21. "Trust Fund" shall mean the assets held by the Trustee in the Trust created under a Trust Agreement effective as of the date of its signing, substantially in the form annexed hereto.

         22. "Year of Service" shall mean each 12 consecutive month period beginning on the Employee's employment commencement date and each anniversary thereof in which an Employee completes at least 400 hours of Service.

         23. The masculine pronoun, wherever used, shall include the feminine. Wherever any words are used herein in the singular, they shall be construed as though they were also used in the plural in all cases where they shall so apply.

SECTION II - Participation in the Plan

         1. Each Employee who was a Participant in the Plan on December 31, 1973 automatically shall continue as a Participant after December 31, 1973.

         2. Each Employee who was not a Participant in the Plan on December 31, 1973 shall become a Participant on the first day of the month after which:

          (a)  he has one or more Years of Service with the Company, and

          (b) he has reached age 21.

SECTION III - Retirement Date

         1. The Normal Retirement Date of any Participant shall be the first day of the month coincident or next following his 65th birthday.

         2. The Early Retirement Date of a Participant shall be the first day of the month coincident with or next following the date of termination of Service, other than for reason of death, if earlier than the Normal Retirement Date; provided the Participant has completed at least 15 years of Service and has attained at least age 55.

         3. The Deferred Retirement Date of a Participant shall be the first day of the month coincident with or next following the date of termination of Service, if later than the Normal Retirement Date.


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


         4. The Disability Retirement Date of a Participant shall be the same as his Normal Retirement Date as specified in Section III.1 above.

SECTION IV - The Amount of Normal, Early and Deferred Retirement Income

         1. Upon reaching his Normal Retirement Date, the Participant's accrued benefits will be fully vested and non-forfeitable. If a Participant retires on his Normal Retirement Date, the amount of annual Normal Retirement Income payable to him shall be equal to the sum of the amounts determined under clauses
(a), (b) and (c), reduced by the amount determined under clause (d) below, but in no event will such Normal Retirement Income be less than the greater of the amounts determined under clauses (e) or (f) below:

              (a) 1.5% times the Participant's Final Average Earnings multiplied by the Participant's number of years of Credited Service not in excess of 35 years;

              (b) .5% times the Participant's number of years of Credited Service above 35 years;

              (c) $50 times the Participant's number of years of Credited
         Service;

              (d) .59% multiplied by the Participant's number of years of Credited Service not in excess of 35 years times the lesser of (i) the Participant's Covered Compensation Level, or (ii) the average of the Participant's annual Earnings during the three consecutive Plan Years ending with the current Plan Year; provided, that in no event shall the amount determined under this clause (d) be greater than .75% times the Participant's years of Credited Service not in excess of 35 years times the Participant's Final Average Earnings;

              (e) The greatest Early Retirement Income payable to such Participant had he chosen to retire on an Early Retirement Date; and

              (f) The amount of Normal Retirement Income to which he was entitled (i) on December 31, 1988 under the terms of the Plan as in effect on that date with respect to each Participant who was then a highly-compensated employee described in Section 414(q)(1)(A) or (B) of the Code, or (ii) on December 31, 1989 under the terms of the Plan as in effect on that date with respect to each other Participant.

The Normal Retirement Income of each Participant who retired prior to January 1, 1990 shall be increased, effective as of January 1, 1992, by the result of multiplying $50 times the Participant's number of years of Credited Service.

         Unless provided otherwise under the Plan, each "TRA 86 Participant's" accrued benefit under the Plan will be the greater of:

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              (i) the Participant's Normal Retirement Income determined under this Section IV.1. with respect to all of the Participant's years of Credited Service, or

              (ii) the sum of:

                     (A) the Participant's accrued benefit as of December 31,
              1988, frozen in accordance with Section 1.401(a)(4)-13 of the Income Tax Regulations promulgated under the Code, and

                     (B) the Participant's Normal Retirement Income determined
              under this Section IV.1. with respect to the Participant's years of Credited Service credited to the Participant for Plan Years beginning on or after January 1, 1989.

         For purposes of this Section IV.1., a "TRA 86 Participant" means a Participant whose Normal Retirement Income as of a date on or after the first day of the Plan Year beginning on January 1, 1989, is based on compensation for a year beginning prior to the Plan Year beginning on January 1, 1989, that exceeded $200,000.

         Unless provided otherwise under the Plan, each "OBRA 93 Participant's" accrued benefit under the Plan will be the greater of:

              (i) the Participant's Normal Retirement Income determined under this Section IV.1. with respect to all of the Participant's years of Credited Service, or

              (ii) the sum of:

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                     (A) the Participant's accrued benefit as of December 31,
              1993, frozen in accordance with Section 1.401(a)(4)-13 of the Income Tax Regulations, and

                     (B) the Participant's Normal Retirement Income determined
              under this Section IV.1. with respect to the Participant's years of Credited Service credited to the Participant for Plan Years beginning on or after January 1, 1994.

         For purposes of this paragraph, an "OBRA 93 Participant" means a Participant whose Normal Retirement Income as of a date on or after the first day of the Plan Year beginning on January 1, 1994, is based on compensation for a year beginning prior to the Plan Year beginning on January 1, 1994, that exceeded $150,000.

         2. If a Participant retires on an Early Retirement Date he shall be entitled to receive the amount of annual Normal Retirement Income as accrued to the Early Retirement Date, but if payment is commenced prior to the Normal Retirement Date, such amount shall be reduced by 1/15 for each year not in excess of five that commencement of payment precedes Normal Retirement Date, and by 1/30 for each succeeding year.

         3. If a Participant retires on a Deferred Retirement Date, the amount of annual Deferred Retirement Income shall be his Normal Retirement Income as accrued to his

Deferred Retirement Date, including Years of Credited Service and Earnings after Normal Retirement Date.

         4. If the employment of a Participant is terminated prior to his Retirement Date because of his total and permanent physical or mental disability, as determined by the Pension Committee, the Participant shall, until his Normal Retirement Date, continue to accrue all pension benefits based upon his annualized Earnings at the time of disability.

         5. If a Participant's Retirement Date occurred on or after January 1, 1973 but prior to January 1, 1974, his Retirement Income shall be recomputed as of January 1, 1974 under this Section.

6. Retirement Income payment shall be paid not later than 60 days following the later of the Participant's Retirement Date or his termination of employment. Notwithstanding anything contained herein to the contrary, benefits shall commence no later than April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2, even if he continues in employment with the Employer.

         7. If a Participant (a) who retired on an Early Retirement Date and (b) whose Pension commenced to be paid prior to his Normal Retirement Date resumes his status as an Employee prior to his Normal Retirement Date, payment of his Pension shall be suspended, he shall resume participation in the Plan immediately and his credit for Service before

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retirement shall be reinstated for all purposes of the Plan (including the computation of his accrued benefit) as though such retirement had not occurred. The benefits payable to him upon his subsequent retirement shall be reduced by an amount equal in actuarial value to the benefit payments made to him prior to his re-employment.

         If a Participant (a) retired on any Retirement Date and (b) whose Pension commenced to be paid resumes his status as an Employee after his Normal Retirement Date, the payment of his Pension shall be suspended for each month in which such Participant receives payment from the Company for an hour of Service performed on each of 8 or more days in such month. When such Participant subsequently retires, payment of his Pension shall resume in the form he previously received, without any increase in amount. The Pension Committee, in accordance with regulations prescribed by the Department of Labor, may deduct from the amount of the payment of a Participant's Pension when such Participant subsequently retires the amount of benefit payments made to the Participant for each month in which he received payment from the Company for an hour of Service performed on each of 8 or more days in such month. Such deductions shall be made pursuant to rules prescribed by the Pension Committee which shall be applied in a uniform and non-discriminatory manner.

         8. The Retirement Income currently being paid to Participants (or to the Spouses or beneficiaries of such


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Participants) who retired prior to January 1, 1985, shall be increased, effective as of January 1, 1985, by the following adjustment:

                                             Percentage Increase in Retire-
     Year of Commencement                    ment Income for Each Calendar
     of Retirement Income                    Year Service Commencement
     --------------------                    ------------------------------

           Before 1980                                     10
           After 1979                                       5

         9. The Retirement Income currently being paid to Participants (or to the spouses or beneficiaries of such Participants) who retired prior to January 1, 1988, shall be increased, effective as of January 1, 1988, by 2% for each year since retirement.

SECTION V - Forms of Retirement Income

         1. (a) The normal form of Retirement Income for a Married Participant shall be the "50% Joint and Survivor Annuity", which provides a life income, paid in equal monthly installments, for the life of the Participant payable upon his Normal, Early or Deferred Retirement Date, with a survivor annuity for the life of his Spouse, paid in equal monthly installments, of one-half the value of the installments paid to the participant. The amount payable under this form depends upon the age and sex of the Participant and his Spouse. In the event of death of the Participant after retiring on his Early Retirement Date and prior to the date on which he has elected to receive his benefits, his Spouse shall receive the survivor annuity as though the Participant's benefits commenced as of the date of death.

         (b) The normal form of Retirement Income for a single Participant is a "Straight Life Annuity", which provides a life income to the Participant ceasing upon his death.

         2. Instead of a normal form of Retirement Income specified in either subsection 1(a) or 1(b) above, a Participant may elect to receive (or revoke a previous election) an optional form of life income payment from the following list of options, at any time during the 90-day period ending on the date payment of Retirement Income is to commence. If a Married Participant elects not to receive the "50% Joint and Survivor Annuity", the Pension Committee shall give such Participant a statement describing the nature and effect of his election. Notwithstanding the foregoing, in no event shall a married Participant have less than 90 days to elect, or revoke a previous election of, a form of Retirement Income following the date on which he has been furnished with written information of the terms and conditions of the "50% Joint and Survivor Annuity" and the financial effects of electing an optional form of Retirement Income.

         (a) A "10 Years Certain and Continuous" annuity basis, which means that if the Participant dies before he has received 120 monthly payments (10 years), such payments will


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


be continued to his designated beneficiary until a total of 120 payments have been made. In any event, the monthly payments will continue for the entire life of the Participant. The amount payable under this form depends upon the age and sex of the Participant. Generally, this form provides a larger monthly income to the Participant than would be payable under Section 1(a) above because it does not provide income to the end of the longer of two lives.

         (b) A "Life Income" to the Participant as described in Section 1(b) above. This benefit is available to both Married and Single Participants. The form of the benefit provides a somewhat higher amount of retirement income than would be payable under option 2(a) above because the Trust is not obligated to continue the payments if the Participant does die before 10 years have elapsed since his retirement.

         (c) A "Contingent Annuitant Option", which is a life income to the end of the longer of two lives. Upon the death of the Participant, the payments which continue to the contingent annuitant may be 100%, 66 2/3% or 50% of the payments made while both lives were living. This form provides a smaller monthly income to the Participant than does option 2(a) above because it provides a life income to the end of the longer of two lives. The amount payable under this form depends upon the age and sex of the Participant and the "Joint Annuitant", and the proportion of retirement income continued to the survivor.

         (d) A "Level Income Benefit" on a 10-Year Certain and Continuous basis. This is a benefit which is the actuarial equivalent of the Participant's Retirement Income (whether Normal, Early or Deferred) but is adjusted such that the sum of the Retirement Income and Social Security Benefits, when payable, is a constant.

         3. All forms of Retirement Income, other than the optional form provided in subsection 2(a) above, shall be in an amount equal to the Actuarial Equivalent of a "10 Year Certain and Continuous" annuity. If a Participant elects a Retirement Income form which provides an annuity to the Participant's beneficiary other than his Spouse, the present value of the payments to be made to the Participant shall be more than 50% of the present value of the total payments to be made to the Participant and his beneficiary and the period of payment of such form must not exceed the lives or life expectancy, as applicable of the Participant and such beneficiary.

         4. Notwithstanding anything contained herein to the contrary, unless the Participant's spouse consents in writing in a manner approved by the Committee, the Participant may not elect not to receive the 50% Joint and Survivor Annuity.


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


SECTION VI - Spouse's Benefit

         1. If the Participant dies while in Service after having attained age 50 and having completed at least 10 years of Service with the Company, there shall be a Spouse's Benefit payable in an amount equal to 50% of the Normal Retirement Income accrued to the date of death. The Spouse's Benefit shall be payable in equal monthly installments, ceasing upon the death of the Spouse.

         2. In the event of the death of a Participant on or after August 22, 1984 who is not eligible for the benefit provided in Subsection VI(1), whether or not he is then in service with the Company, and who is (or would have been had he terminated service with the Company immediately prior to his death) entitled to Retirement Income under Section IV and who is survived by the Spouse to whom he has been married throughout the one-year period ending on his date of death, the surviving Spouse shall receive a monthly survivor's income for life, commencing on the first day of the month in which the Participant would have attained age 55 (if he had not already done so), in an amount equal to 50% of the monthly income which would have been payable to the Participant under
Section VII(2) had he separated from service on the date of death (if he had not already done so), survived to age 55 (if he had not already done so), and elected to have his benefit commence on the later of the date of his death or the date he attained age 55.


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


         3. A Spouse of a former Participant who terminated service with the Company prior to August 22, 1984, will receive the benefit available under
Section VI(2) if (i) the Participant had at least one hour of Service on or after January 1, 1976; (ii) when the Participant separated from Service, the Participant had at least 10 Years of Service; and (iii) as of August 22, 1984, the Participant was alive and his Retirement Income had not commenced.

SECTION VII - Termination of Service

         1. If the Service of a Participant is terminated other than by reason of death or retirement on a Retirement Date he shall be entitled to receive, commencing on his Normal Retirement Date, that percentage of the Normal Retirement Income under Section IV(1) specified in the table set forth below corresponding to the Years of Service, if any, satisfied by the Employee as of the date of his termination of Service.

                                               Percentage of
                                               Retirement Income Under
               Years of Service                Section IV(1) Payable
               ----------------                -----------------------

                     2                                  20%
                     3                                  40%
                     4                                  60%
                     5                                  80%
                     6                                 100%

         2. In lieu of the benefit provided in Section VII(1), the Participant may elect to receive an actuarially reduced benefit to commence at any time after termination of

Service, but not prior to his attainment of age 55. In computing the benefit payable under this Section VII(2) and under Sections IV(2) and VI(1), his Primary Social Security Benefit shall be calculated according to then applicable laws on the assumption that he received no Earnings during the period from his vested termination of Service, early retirement, or death to his Normal Retirement Date.

         3. A lump-sum cash payment shall be paid in lieu of such annuity provided such lump-sum cash payment does not exceed $3,500. The lump-sum cash payment shall be an amount equal to the actuarial present value of the monthly benefit which would otherwise be payable at the Participant's Normal Retirement Date in the normal form of Retirement Income. For the purpose of calculating the actuarial present value, the interest rate used shall not exceed the interest rate which would be used (as of the date of such distribution) by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination.

         A Participant (i) who upon his termination of employment received a lump-sum cash payment in lieu of a Vested Deferred Benefit that was less than 100% vested in accordance with the schedule in Section VII(1) and (ii) who is re-employed as an Employee of the Company shall have his Credited Service at his date of termination reinstated to his credit provided he repays prior to incurring five consecutive one-year breaks in service as defined in paragraph (4) the lump-sum cash payment, plus interest at 5% compounded per annum, from the date payment was made to the date of repayment.

         4. For purposes of paragraph (3) of this Section, "one-year break in service" means each 12 consecutive month period beginning on the Employee's employment commencement date and each anniversary thereof in which an Employee completes less than 201 hours of Service. For purposes of determining whether a one-year break in service has occurred, an Employee who is absent from work (a) by reason of (i) the pregnancy of the Employee, (ii) the birth of a child of the Employee, or (iii) the placement of a child with the Employee in connection with the Employee's adoption of such child, or (b) for purposes of caring for a child of the Employee immediately following birth or placement in connection with adoption, shall be credited with the hours of Service which would otherwise normally have been credited to the Employee but for such absence (or if such hours of Service cannot be determined, 8 hours of Service for each normal workday of absence) up to a maximum of 201 hours of Service. The hours of Service specified in this paragraph shall be credited to the computation period
(A) in which the absence from work begins if an Employee would incur a one-year break in service if such hours of Service were not credited to such computation period, or otherwise (B) immediately following the computation period in which the absence from work begins.

SECTION VIII - Service of Rehired Employees

         1. If a former Employee returns to the employment of the Company, his prior Years of Service shall be aggregated with his Years of Service after he returns to employment.

         2. If a former Employee is rehired by the Company, such Employee will be a Participant immediately if he has previously satisfied the eligibility requirements of Section II. Otherwise, he will become a Participant upon satisfying such requirements after he returns to employment.

SECTION IX - No Right to Employment

         1. Nothing contained in this Plan shall confer on any Participant or Employee the right to be retained in the service of the Company, nor shall it interfere with the right of the Company to discharge or otherwise deal with him without regard to the existence of the Plan.

         2. No employee, Participant, retired Participant or beneficiary shall have any right or claim to any benefit under the Plan unless such benefit has become vested under the express terms of the Plan, and then such rights shall be solely against the Trust Fund and not against the Company.

SECTION X - Non-Alienation of Benefits

         No benefit under the Plan shall be subject in any manner to anticipation, alienation, assignment, pledge, sale or encumbrance. If any Participant or other person shall attempt to assign, pledge, or otherwise transfer or dispose of any such benefit, or should such benefit be subject to judgment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, it shall pass and be transferred to such one or more persons as may be appointed by the Pension Committee from among the Spouse and blood relatives of such Participant or beneficiary, as the case may be, in such manner as the Pension Committee may direct; provided however, that the Pension Committee in its sole discretion may at any time reappoint such Participant or beneficiary to receive any payments thereafter becoming due either in whole or in part. The foregoing shall not prohibit the payment of benefits in accordance with the applicable requirements of a qualified domestic relations order as defined in Section 414(p) of the Code.

SECTION XI - Contributions

         1. All contributions to provide the benefits under the Plan are to be made by the Company and no contributions are to be required of Participants. Contributions by the Company will be made to the Trustee. Forfeitures, if any, will be applied to reduce future Company contributions.

         2. The Company intends to make contributions each year in amounts sufficient to fund in full the current costs of the Plan attributable to such year as they accrue; however, all contributions are voluntary and the Company reserves the right to terminate the Plan or suspend or change the rate and amount of any and all contributions, to the extent permitted by Section 412 of the Code.

         3. All expenses incurred in the administration of the Plan will be paid by the Company.

SECTION XII - Administration of the Plan

         1. The Pension Committee shall have the responsibility for the general administration of the Plan. The Pension Committee shall establish and carry out a funding policy and method consistent with the objectives of the Plan and the requirements of applicable law.

         2. The Pension Committee shall consist of not less than 3 persons appointed from time to time by, and to serve at the pleasure of, the Board of Directors of General American Investors Company, Inc., and each person upon becoming a member of the Committee shall file an acceptance thereof in writing with the Company and the Secretary of the Committee. Any member of the Pension Committee may resign by delivering his written resignation to the Company and the Secretary of the Committee, and such resignation shall become effective on the date specified therein.

         3. The members of the Pension Committee shall elect one of their number as Chairman and shall appoint a Secretary and such other officers, who may but need not be members of the Pension Committee, as they deem necessary and may authorize one or more of their number to execute or deliver any instrument or make any payment in their behalf. The Committee may employ agents and such clerical and medical services and, with the approval of the Directors, such counsel, accountants, investment advisors and actuaries as they may require in carrying out the provisions of this Plan.

         4. The majority of the members of the Pension Committee at the time in office shall constitute a quorum for the transaction of business. Any determination or action of the Pension Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by a resolution or written memorandum signed by all the members then in office.

         5. No member of the Pension Committee who is an Employee of the Company shall receive any compensation for his services as a member of the Committee.

         6. Subject to the limitations hereof and to such restrictions as the Company may from time to time make, the Pension Committee may establish rules for the transactions of its business and the administration of the Plan. Except as may be otherwise provided by resolution of the Directors, the Pension Committee shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising thereunder or in connection with the administration thereof, including the right to remedy possible ambiguities, inconsistencies or omissions, and in so doing it shall act in such a way as not to discriminate in favor of any class of Employees or Participants. Except as provided in Section XIII, all interpretations and decisions of the Pension Committee in respect to any matter or question hereunder shall be finally conclusive and binding on all persons affected thereby.

         7. The Pension Committee shall have the authority to appoint an Investment Manager who shall direct the investments to be made by the Trustee with the assets of the Trust Fund.

         8. No member of the Pension Committee shall be personally liable by virtue of any contract, agreement or other instrument made or executed by him or on his behalf as a member of the Committee.

SECTION XIII - Claims Procedure

         1. A Participant or his beneficiary may request a benefit provided by this Plan by filing a written claim with the Pension Committee. Delivery to a member of the Pension Committee shall constitute filing. Delivery may be made by hand or by posting in the mail.

         2. The claim shall state the benefit requested and the reason for the belief that such benefit is due.

         3. Within sixty (60) days of its actual receipt a member of the Pension Committee shall by written notice accept or reject the claim. If the sixtieth
(60th) day is a Saturday, Sunday or holiday, acceptance or rejection of a claim may occur on the next business day thereafter.

         4. Rejection of a claim shall be effected by the giving of written notice to the claimant setting forth in a manner calculated to be understood by the claimant:

              (a) the specific reason or reasons for the denial;

              (b) specific reference to pertinent Plan provisions on which the denial is based;

              (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

              (d) an explanation of the Plan's claim review procedure.

Notice shall be deemed given upon delivery by hand, if not sent by mail, or upon posting, if sent by mail.

         5. If a claim is rejected, the claimant or his duly authorized representative within sixty (60) days of the actual receipt of notice of rejection may request a review of the claim by the full Pension Committee. A request for review shall be effected by delivery of a written request for review. Delivery shall be to any member of the Pension Committee. The claim rejected shall be identified in the request for review either by description or by attaching a copy of the notice of rejection. Delivery shall be deemed made upon delivery by hand, if not mailed or upon posting if mailed. If the sixtieth
(60th) day is a Saturday, Sunday or holiday delivery may occur on the next business day.

         6. Not later than sixty (60) days after actual receipt by a member of the Pension Committee of the request for review, the Pension Committee shall accept or reject the claim. The member of the Pension Committee who originally rejected the claim may not take part in the deliberation nor may he vote. If the sixtieth (60th) day falls on a Saturday, Sunday or holiday the Pension Committee may accept or reject the claim on the next business day.

         7. Not later than ten (10) days after review of the claim by the Pension Committee written notice of its decision to accept or reject the claim shall be delivered to the claimant and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant and shall include specific reference to the pertinent Plan provisions on which the decision is based. Delivery shall occur upon delivery by hand, if not sent by mail, or upon posting, if sent by mail. If the tenth (10th) day falls on a Saturday, Sunday or holiday delivery may be made on the next business day.

SECTION XIV - The Trust

         1. All assets of the Plan shall be held as a special trust for the benefit of Participants, retired Participants and their beneficiaries and in no event shall it be possible, at any time prior to the satisfaction of all liabilities with respect to such individuals, for any part of the assets of the Plan to be used for or diverted to purposes other than for the exclusive benefit of such Participants, retired Participants and their beneficiaries. No person shall have any interest in or right to any of the assets or earnings of the Trustee except as expressly provided in this Plan. Notwithstanding anything contained herein to the contrary, expenses incurred in the administration of the Plan, including actuarial, accounting, trustee and legal fees, and Pension Benefit Guaranty Corporation premiums, shall be paid by the Plan to the extent not paid by the Company.

         2. Notwithstanding the provisions of Section XIV(1), all Company contributions to the Plan are expressly conditioned on their deductibility under
Section 404 of the Code and the continued qualification of the Plan under
Section 401(a) of the Code. If and to the extent that Company contributions to the Trust are made by or under mistake of fact, a deduction is disallowed for a contribution, or a determination is made that the Plan does not continue to be qualified under Section 401(a) of the Code, the same shall be repaid to the Company upon demand within one year after (a) payment of a contribution made due to a mistake of fact, (b) disallowance of such deduction or (c) the determination of lack of continued qualification.

SECTION XV - Right to Amend or Terminate the Plan

         1. Although it is the intention of the Company to continue the Plan indefinitely and to make contributions thereto regularly each year, the Company does not guarantee to do so and the Board of Directors of General American Investors Company, Inc. may, at any time and for any reason, discontinue, change the rate of or suspend such contributions.

         2. The Plan may be modified or amended in whole or in part by the Board of Directors of General American Investors Company, Inc. at any time; provided, however, that no such modification or amendment shall retroactively reduce the rights of Participants nor make it possible for any part of the assets of the Plan to be used for purposes other than for the exclusive benefit of Participants, retired Participants and their beneficiaries.

         3. The Plan, and the Trust created thereunder may be terminated at any time by the Board of Directors of General American Investors Company, Inc. In the event of the termination or partial termination of the Plan, the accrued benefits of Participants affected by the termination or partial termination shall be fully vested and non-forfeitable, provided, however, that Participants shall have no recourse for payment of such benefits from other than the assets of the Trust Fund, or, if applicable, the Pension Benefit Guaranty Corporation. Except as provided in Section XVI, if the Plan is terminated amounts in the Trust Fund available after payment of, or provision for payment of, all expenses of final liquidation or termination which are not paid by the Company shall be allocated, to the extent of the sufficiency of such assets, for the purposes of providing benefits accumulated under the Plan to the date of termination of the Plan for Participants, their joint annuitants and beneficiaries as of the date of termination of the Plan. Such allocation shall be in the manner and order described in the following paragraphs. If a complete allocation shall have been made in accordance with one of the following paragraphs (A) through (D), and if the assets remaining after such complete allocation shall be insufficient for a complete allocation in accordance with the paragraph next following, such remaining assets shall be allocated in a uniform manner to all persons in the group mentioned in such paragraph next following.

              (A) First, equally among benefits of individuals in the following two sub-categories:

                     1. In the case of benefits in pay status 3 years prior to
              termination (at the lowest benefit
              level under the Plan during the 5 years prior to termination), and

                     2. In the case of benefits which would have been in pay
              status 3 years prior to termination had the Participant been retired (and his benefits commenced then, at the lowest benefit level under the Plan during the 5 years prior to termination),

              (B) Second, among all other benefits (if any) of individuals under the Plan guaranteed under the termination insurance provisions of the Act, determined without regard to Sections 4022(b)(5) and 4022(b)(6) (relating to owner-employees);

              (C) Third, among all other nonforfeitable (i.e., uninsured vested) benefits under the Plan;

              (D) Fourth, among all other benefits under the Plan.

              (E) If any assets remain after complete allocation for the purposes of (A) through (D), above, such assets shall revert to the Company.

         Assets allocated in accordance with paragraphs (A) through (D) above may be applied, in the discretion of the Pension Committee, to provide benefits through the purchase of paid-up annuities on an individual or group basis, through allocation of reserves within the then existing Trust Fund or through a new trust instrument, or by a combination of these media.

         4. The interests of Participants under the Plan shall fully vest upon the termination of the Plan, and upon the suspension of contributions where such suspension causes unfunded past service cost to exceed unfunded past service cost as of the date of establishment of the Plan, plus any additional unfunded cost on account of any subsequent amendment to the Plan on a Commencement Date.

SECTION XVI - Certain Limitations on Benefits

         1. Notwithstanding any other provisions contained in the Plan, in the event of the termination of the Plan, the retirement income of (a) each Participant who is a highly compensated employee, as defined in Section 414(q) of the Code, in the Plan Year in which the Plan is terminated, and (b) each Participant who was a highly compensated employee during (i) the Plan Year in which the Participant retired or otherwise terminated service with the Company, or (ii) any Plan Year ending on or after his attainment of age 55, shall be limited so that such retirement income is nondiscriminatory under Section 401(a)(4) of the Code.

         2. Notwithstanding any other provisions contained in the Plan, the annual retirement income which may be paid to any Participant in any Plan Year who (A) is a highly compensated employee, as defined in Section 414(q) of the Code, for such Plan Year or (B) was a highly compensated employee during (i) the Plan Year in which the Participant retired or otherwise terminated service with the Company, or (ii) any Plan Year ending on or after his attainment of age 55, shall be limited to an amount equal to the payments that would be made on behalf of the Participant under a straight life annuity which is the Actuarial Equivalent of the accrued benefit and other benefits to which the Participant is entitled under the Plan. The restrictions of this paragraph shall only be applicable if the Participant is in the group of 25 highly compensated employees with the greatest total compensation in the current or any prior Plan Year. In addition, the restrictions of this paragraph shall not apply if

              (A) after payment to such Participant of all retirement income payable to the Participant under the Plan, the value of the Plan's assets equals or exceeds 110 percent of the value of the Plan's current liabilities within the meaning of Section 412(l)(7) of the Code;

              (B) the present value of all retirement income payable to the Participant under the Plan is less than one percent of the value of the Plan's current liabilities (as determined prior to the distribution of the Participant's retirement income);

              (C) the present value of all retirement income payable to the Participant under the Plan does not exceed $3,500;

              (D) the Participant ceases to be in the group of 25 highly compensated employees described in the preceding sentence;

             (E) the Participant (i) enters into an agreement with the Committee, in a form satisfactory to the Committee, which provides for the repayment of amounts received in excess of such restrictions and
         (ii) adequately secures such repayment obligation, in accordance with Internal Revenue Service Revenue Ruling 92-76, through the pledge of an individual retirement account, the establishment of an escrow account or by posting a bond from an insurance company or letter of credit from a bank; or

              (F) the Plan has terminated and all Participants have received distributions of their accrued benefits under the Plan.

         3. The provisions of this Section XVI are intended to comply with the requirements of Section 1.401(a)(4)-5(b) of the Income Tax Regulations and shall cease to be applicable if the Internal Revenue Service determines that such provisions are not necessary to prevent the prohibited discrimination that may occur in the event of an early termination of the Plan.

SECTION XVII - Merger, Consolidation, Transfer of Plan Assets

         In the case of any merger or consolidation of this Plan with, or transfer of assets or liabilities of this Plan to any other plan, each Participant of this Plan shall receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer.

SECTION XVIII - Maximum Benefits

         1. In no event shall a Participant's Retirement Income exceed the greater of:

             (a) the lesser of $90,000 or 100% of the average of the Participant's total compensation during the highest three consecutive Plan Years in which he was a Participant, provided that the $90,000 limit (or, if applicable, the $90,000 limit adjusted as provided in subsection (d), below) shall be adjusted annually for increases in the cost of living in accordance with government regulation; and provided further that in the event the Retirement Income payable to a Participant in pay status has been reduced as a result of applying this limit, annual payments shall increase as this limit is increased for cost of living adjustments, but in no event shall those increases cause annual payments to increase above the annual payment provided under this Plan without the application of this limit; or

              (b) in the case of a person who was a Participant before January 1, 1983, the lesser of:

                     (i) the Participant's Retirement Income as of December 31,
              1982, disregarding any change in the terms and conditions of the Plan after July 1, 1982; or

                     (ii) $136,425; or

                     (iii) 100% of the average of the Participant's total
              compensation during the highest three consecutive Plan years (excluding any Plan Year beginning after December 31, 1982) in which he was a Participant.

              (c) The foregoing limitations shall be adjusted (i) on a pro rata basis in the case of a Participant who has less than 10 years of participation in the Plan, except that the adjustments (X) with respect to 100% of the average of the Participant's total compensation during his highest three consecutive Plan Years, and (Y) pursuant to subsection (b)(iii) above, shall be made with respect to Years of Service; or (ii) if the Retirement Income is payable other than under the form of a life annuity or a qualified joint and survivor annuity as defined in Section 401(a)(11) of the Code.

             (d) If a Participant's Retirement Income begins to be paid before the social security retirement age, the $90,000 limitation in paragraph
         (a) of this Section (as adjusted) shall be reduced to the Actuarial Equivalent (with no mortality assumption) of a $90,000 annual benefit (as adjusted) beginning at the social security retirement age. Such reduction shall be made in such manner as shall be prescribed by the Secretary of the Treasury which is consistent with the reduction for old-age insurance benefits under the Social Security Act commencing before the social security retirement age. For purposes of this Section, "social security retirement age" means the age used as the retirement age for the Participant under Section 216(1) of the Social Security Act, except that such Section shall be applied (i) without regard to the age increase factor, and (ii) as if the early retirement age under Section 216(1)(2) thereof was age 62. If a Participant's Retirement Income begins to be paid after the social security retirement age, the $90,000 limit in paragraph (a) of this Section (as adjusted) shall be increased to the Actuarial Equivalent of a $90,000 annual benefit (as adjusted) beginning at the social security retirement age.

              (e) In the case of a Participant who was an active member of the Plan on January 1, 1987, if such

         Participant's current accrued benefit under the Plan exceeds the limitations of Section 415(b) of the Code, as amended by the Tax Reform Act of 1986, then the $90,000 limitation with respect to such Participant shall be equal to such current accrued benefit. For purposes of the preceding sentence, the term "current accrued benefit" means the Participant's accrued benefit (at the close of the last Plan
         Year) beginning before January 1, 1987 when expressed as an annual benefit (within the meaning of Section 415(b)(2) of the Code as in effect prior to the amendments made by the Tax Reform Act of 1986), disregarding (i) any changes in the terms and conditions of the Plan after May 5, 1986 and (ii) any cost-of-living adjustments occurring after May 5, 1986.

For purposes of this paragraph (1), "total compensation" means a Participant's wages as reported on Internal Revenue Service Form W-2, other than (i) contributions made by the Company to a simplified employee pension described in
Section 408(k) of the Code, (ii) distributions from a plan of deferred compensation, (iii) amounts realized from the exercise of a stock option, or when restricted stock or property held by the Participant becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (iv) amounts realized from the sale, exchange or other disposition of stock acquired under and incentive stock option described in Section 422A of the Code, or (v) other amounts which receive special tax benefits as described in Treasury Regulation Section 1.415-2(d)(2)(iv).

         2. In addition, if a Participant is also a participant in a defined contribution plan maintained by the Company, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any year may not exceed 1.0.

         For purposes of this paragraph 2 the defined benefit fraction for any year is a fraction --

              (a) the numerator of which is the projected annual Retirement Income of the Participant under the Plan (determined as of the close of the Plan Year), and

              (b) the denominator of which is the lesser of (i) the product of
         1.25 multiplied by the applicable dollar limitation under Section 415(b)(1)(A) of the Code, or (ii) the product of 1.4 multiplied by 100% of the Participant's average compensation for his highest three consecutive years in which he was a Participant.

The defined contribution plan fraction for any year is a fraction --

              (a) the numerator of which is the sum of annual additions to the Participant's account as of the close of the year, and

              (b) the denominator of which is the sum of the following amounts for such year and for each prior year of service with the Company: (i) the product of 1.4 multiplied by 25% of the Participant's total compensation, or (ii) the product of 1.25 multiplied by the applicable dollar limitation under Section 415(c)(1)(A) of the Code. Notwithstanding the foregoing, there shall be subtracted from the numerator of the defined contribution plan fraction for each Employee who was a Participant prior to January 1, 1984, the amount prescribed in regulations issued pursuant to Section 235(g)(3) of the Tax Equity and Fiscal Responsibility Act of 1982.

In the event that the Plan is "Top Heavy" for any Plan Year as provided in
Section XIX(1), "1.0" shall be substituted for "1.25" in (b) of each of the above fractions if the Plan would be "Top Heavy" for such Plan Year if "ninety percent (90%)" were substituted for "sixty percent (60%)".

         For purposes of this paragraph 2, annual additions are the sum for any year of (a) Company contributions on behalf of a Participant, (b) forfeitures, if any, allocated to the Participant's account, (c) for Plan Years commencing before January 1, 1987, the lesser of (i) the amount by which a Participant's after-tax contributions to any defined contribution plan is in excess of 6% of his total compensation, or (ii) one-half of such after-tax contributions, and for Plan Years commencing after December 31, 1986, a Participant's after-tax contributions to any defined contribution plan, and (d) any amount attributable to post-retirement medical benefits for a Key Employee (as defined in Section XIX) allocated to an account established pursuant to Section 419A(d)(1) of the Code. For purposes of this paragraph 2, a Participant's projected annual Retirement Income is the Normal Retirement Income payable to the Participant assuming that (a) the Participant continues as an Employee until Normal Retirement Date, (b) the Participant's Earnings for the Plan Year will remain constant in future Plan Years until Normal Retirement Date, and (c) all other relevant factors used to determine Normal Retirement Income will remain constant for all future Plan Years.

         An amount shall be subtracted from the numerator of the defined contribution plan fraction (not exceeding such numerator) as shall be prescribed by the Secretary of the Treasury so that the sum of the defined benefit plan fraction and defined contribution plan fraction for any Participant as of December 31, 1986 does not exceed 1.0 for any Plan Year commencing after December 31, 1986.

SECTION XIX - Minimum Contributions in Top Heavy Plan Years

         1. Definitions. For purposes of determining whether the Plan is Top Heavy, the following definitions shall be applicable:

              (a) "Key Employee" means an Employee who at any time during the Plan Year ending on the Determination

         Date or any of the preceding four Plan Years (i) is (or was) one of the officers of the Company who had the greatest annual compensation during such five Plan Years (limited to (A) those officers whose annual compensation exceeds $45,000, and (B) the lesser of 50 or ten (10%) percent of all Employees), or (ii) owns (or owned) one of the ten largest interests in the Company, more than five (5%) percent of the Stock of the Company, or more than one (1%) percent of the Stock of the Company and has (or had) Compensation in excess of $150,000.

              (b) "Stock" means the outstanding stock of the Company or stock possessing more than five (5%) percent of the total combined voting power of all stock of the Company.

              (c) "Non-Key Employee" means any Employee who is not a Key
         Employee.

              (d) "Determination Date" and "Valuation Date" mean for any Plan Year, the last day of the preceding Plan Year.

              (e) "Qualified Plan" means any plan, whether or not terminated, maintained by the Company (or any member of the controlled group in which the Company is a member or trade or business under common control with the Company) which satisfies the qualification requirements of
         Section 401(a) of the Code.

              (f) "Aggregation Group" means each Qualified Plan in which one or more Key Employees are participants, each Qualified Plan that enables a Qualified Plan in which one or more Key Employees are participants to satisfy the requirements of Section 401(a)(4) or Section 410 of the Code, and each Qualified Plan that the Company designates as part of the Aggregation Group, provided that the resulting Aggregation Group satisfies the requirements of Section 401(a)(4) and Section 410 of the Code.

         The Plan will be Top Heavy for any Plan Year beginning on or after January 1, 1984, if as of the Determination Date for such Plan Year, the sum of
(1) the aggregate of the present value of accrued benefits for Key Employees under each defined benefit plan (as defined in Section 414(j) of the Code) in the Aggregation Group and (2) the aggregate of the value of the accounts for Key Employees under each defined contribution plan (as defined in Section 414(i) of the Code) in the Aggregation Group, exceeds sixty (60%) percent of the sum of the present value of accrued benefits and the value of accounts for Key Employees and Non-Key Employees under each Qualified Plan in the Aggregation Group.

         In determining the present value of accrued benefits and the value of accounts there shall be included any distributions made from the Qualified Plan with respect to the Key Employee or Non-Key Employee during the five-year period ending on the Determination Date. In addition, the present value of accrued benefits shall be determined by using an interest rate of 6% per year and the TPF&C Forecast Mortality Table with employee ages set back one year.

         2. Minimum Benefit Accrual. The Retirement Income of each Participant who is a Non-Key Employee, determined on the basis of a single life annuity commencing at age 65, shall not be less than the applicable percentage of his average compensation for each Plan Year (not in excess of 10) (a) in which the Plan was Top Heavy and (b) included in its entirety in his Years of Service.

         For purposes of this Section,

              (i) "applicable percentage" means the percentage determined by the table set forth below based on the Company contribution (as a percentage of compensation for the Plan Year in which the Plan is Top Heavy) credited to the Participant's account for such Plan Year under all defined contribution plans maintained by the Company, excluding for Plan Years beginning before January 1, 1985 any contributions made pursuant to a reduction of the Participant's compensation under a qualified cash or deferred arrangement described in Section 401(k) of the Code:

              Company Contribution as
              a Percent of Compensation            Applicable Percentage
              -------------------------            ---------------------

                      0%                                    3%
                      2-1/2                                 2
                      5                                     1
                      7-1/2                                 0

              (ii) "average compensation" means 100% of the average of the Participant's Compensation from the Company during the five consecutive Plan Years (a) in which he earned the greatest amount of total compen-sation while a Participant, (b) in which the Plan was Top Heavy, and
         (c) included in its entirety in his Years of Service.

SECTION XX - Direct Rollovers

         This Section XX applies to all distributions made under the Plan on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of any eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

         For purposes of this Section, the following terms shall have the meanings set forth below:

         (1) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income.

         2. Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or an individual retirement annuity.

         3. Distributee: A distributee includes a Participant or former Participant. In addition, the surviving spouse of a Participant and the spouse or former spouse of a Participant or former Participant who is the alternate payee under a qualified domestic relations order, as defined in
Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

         4. Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.